Larry Pierce

Mindy Mills

Media Relations

Investor Relations

(713) 369-9407

(713) 369-9490

www.kindermorgan.com

KINDER MORGAN, INC. REPORTS 29 PERCENT INCREASE IN EPS FROM CONTINUING OPERATIONS BEFORE CERTAIN ITEMS

Record Quarterly EPS and Net Income

HOUSTON, April 19, 2006 – Kinder Morgan, Inc. (NYSE: KMI) today reported first quarter earnings from continuing operations before certain items of $208.6 million, or $1.54 per diluted common share, compared to $148.3 million, or $1.19 per share, for the comparable quarter in 2005. This represents an increase in diluted earnings per share of 29 percent. Income from continuing operations, including the certain items, was $194.5 million, or $1.44 per diluted common share, compared to $145.1 million, or $1.17 per share, for the same period last year.

As detailed in a March news release, the certain item reflects a non-cash, non-recurring charge of approximately $14.1 million after tax related to the financing of the Terasen Inc. acquisition. The charge was necessary because certain hedges put in place related to the debt financing for the acquisition did not qualify for hedge treatment under Generally Accepted Accounting Principles (GAAP), although they were effective economically. These hedges have now been modified so that they do qualify for hedge accounting and will not impact the income statement going forward.

Chairman and CEO Richard D. Kinder said, “KMI had an outstanding first quarter, led by our ownership of the general partner of Kinder Morgan Energy Partners, L.P (NYSE: KMP), a superb performance by Natural Gas Pipeline Company of America (NGPL) and a full quarter of earnings contributions from the Terasen acquisition. KMI generated approximately $269.3 million of cash flow for the quarter versus $257.8 million for the same period last year.”  (Cash flow is defined as pre-tax income before DD&A excluding KMP, less cash paid for income taxes excluding KMP and sustaining capital expenditures excluding KMP.)

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KMI – Q1 Earnings

“Recently we have announced a number of strategic expansions and new projects at both KMI and KMP, along with some small acquisitions at KMP, which we believe will result in exceptional long-term value for our shareholders,” Kinder said. “These investments are designed to enable us to capitalize on growing trends in the energy industry, many of which are being driven by shifting sources of supply.” For example, KMP and its partner Sempra Energy are moving forward on the $4.4 billion Rockies Express Pipeline project after obtaining binding commitments from creditworthy shippers for all 1.8 billion cubic feet (Bcf) of transportation capacity on the 1,323-mile pipeline that will move natural gas from the Rocky Mountain region to the eastern United States. KMP also has binding commitments with major oil companies to support the $500 million Kinder Morgan Louisiana Pipeline project, which will transport regasified liquefied natural gas from the Gulf Coast into the country’s pipeline network. Combined, these two projects alone are expected to result in an increase of $0.50 to $0.60 in earnings per share at KMI once they are fully completed in 2009, and will be substantially accretive prior to that as certain segments of each project come online.

KMI intends to continue to return cash to its shareholders in an economic and tax-efficient manner by evaluating the dividend on at least an annual basis, repurchasing stock when appropriate and maintaining a strong balance sheet. KMI repurchased approximately $34.3 million in KMI shares in the first quarter. Since inception of its stock repurchase program in August 2001, KMI has used cash to repurchase over $900 million of its own shares. Without consolidating KMP, which is consistent with KMI’s financial statements prior to this quarter, KMI’s debt-to-capital ratio decreased to 55 percent at the end of the first quarter.

The board of directors declared a quarterly dividend of $0.875 ($3.50 annualized), which will be payable on May 15, 2006, to shareholders of record as of April 28, 2006.  The KMI dividend, which was raised in January of this year, has been increased seven times since July 2002 and is more than 17 times greater than it was at that time.

Overview of Business Segments

KMI’s earnings attributable to KMP in the first quarter included $147.7 million of pre-tax earnings, up 7 percent from $137.6 million for the same period a year ago. KMI will receive

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KMI – Q1 Earnings

$157.1 million in total distributions from its investments in KMP for the first quarter versus $141.5 million for the comparable period last year.

“KMP had a very solid first quarter led by strong performances from both the natural gas pipelines and terminals business segments,” Kinder said. As KMP’s distributions grow, KMI’s general partner share of those distributions grows as well, up to 50 percent of incremental distributions.

NGPL reported first quarter segment earnings of $127.0 million, up 11 percent from $114.2 million in the same period last year and ahead of budget for the quarter. “NGPL continued its successful track record of re-contracting transportation and storage agreements, increasing transportation and storage margins and expanding infrastructure,” Kinder said. “Firm, long-haul transportation capacity is sold out through February 2007 (except for a portion of summer-only capacity on the Gulf Coast line) and storage is fully contracted until April 2007.”

Throughput volumes were down primarily due to warmer than normal weather. The level of throughput has only a modest impact on earnings, however, because the vast majority of NGPL's transportation and storage revenues come from contractually secured demand charges that customers pay regardless of the amount of natural gas they transport through the pipeline.

In the first quarter, NGPL received certificate approval from the Federal Energy Regulatory Commission for the $63 million expansion at its North Lansing field in east Texas that will add 10 Bcf of storage. Construction is underway and the project is expected to be in service in spring 2007. Additionally, incremental service began this month on the $35 million expansion that increases storage by 10 Bcf at the Sayre facility in Oklahoma, and service is expected to begin May 1 on the $21 million Amarillo cross-haul line expansion that will add 51,000 dekatherms per day (Dth/day) of capacity.

Terasen Gas, the largest natural gas utility in British Columbia serving almost 900,000 customers, delivered first quarter earnings of $115.7 million. “The financial results produced by Terasen Gas are on target for the year,” Kinder said. “This is a low-risk, regulated natural gas distribution company that produces very stable cash flow.”

In March, the British Columbia Utilities Commission approved changes to the formula covering the return on equity and the common equity component required in the capital structure

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KMI – Q1 Earnings

of Terasen Gas, which was comparable to that already incorporated in the 2006 budget.

Kinder Morgan Canada, the second largest transporter of crude oil and petroleum products in Canada, produced first quarter segment earnings of $28.2 million, about on target with its budget. “Overall throughput in this segment increased significantly quarter over quarter attributable to strong volumes on Trans Mountain related to increased oilsands production in Alberta, a 2005 expansion of the Express Pipeline system, and refinery outages in the first quarter last year that negatively impacted volumes for that period,” Kinder said.

Kinder Morgan Canada is primarily comprised of: the Trans Mountain pipeline system that transports crude oil and refined products from Edmonton, Alberta, to marketing terminals and refineries in the Vancouver, British Columbia, area and to Puget Sound in Washington state; one-third ownership of the Express and Platte pipelines that transport crude oil from Alberta to Wyoming and on to Illinois; and the Corridor Pipeline in Alberta that transports diluted bitumen from the Muskeg River Mine to Shell’s Scotford Upgrader.

Retail had first quarter segment earnings of $28.0 million, a decrease from the $33.1 million recorded for the comparable period in 2005, but on target with its budget for the quarter. “The decline in earnings from the first quarter last year is a timing issue related to a change in the revenue accrual process,” Kinder explained. “We expect Retail to meet its 2006 published annual budget.”

In February, Retail filed a request with the Wyoming Public Service Commission to increase the non-gas component of its rates to offset significant increases in the costs associated with providing natural gas service to its more than 71,000 customers in the state.

Power generated first quarter segment earnings of $5.6 million, up from $4.4 million in the same period a year ago, but slightly below plan for the quarter. Power benefited from the continued strong performance at the Ft. Lupton, Colo., power plant. Power is expected to generate only about 1 percent of KMI’s total 2006 published annual budget.

Outlook

KMI’s published budget calls for 2006 recurring earnings before certain items of $5.00 per share and cash flow of approximately $760 million. As discussed in KMP’s earnings release,

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KMI – Q1 Earnings

KMP’s budget does not include any impact from the SFPP rate case or the shortfall in SACROC volumes described in the CO2 business segment.  Notwithstanding these items, KMI still expects to generate $5.00 of earnings per share before certain items.

Other News

•

KMI recently entered into a long-term, firm transportation agreement with Peoples Gas Light and Coke Company that will support construction of a new $13 million, 28-mile natural gas pipeline to serve the Chicago market. Peoples has contracted for all 360,000 Dth/day of capacity on the pipeline. The project combines the new pipeline with a long-term capacity lease on NGPL.  Pending regulatory approval, the pipeline is expected to be in service in November 2007.  NGPL has an additional $135 million in expansion projects underway on its pipelines and at its storage facilities.

•

Kinder Morgan Canada received commercial support from shippers and producers in the first quarter to move forward on the first phase of the Trans Mountain expansion, which is expected to increase capacity on the pipeline from 225,000 to 300,000 barrels per day (bpd) by late 2008. The capital investment for this expansion totals approximately $535 million.  In May, the company plans to hold an open season for an additional expansion of Trans Mountain that would add another 100,000 bpd of capacity, and strong customer interest is anticipated. Kinder Morgan Canada also continues to make progress regarding the expansion of the Corridor Pipeline, which is expected to be completed in 2009.

•

Please see the KMP earnings news release for a summary of new projects, acquisitions and expansions that are expected to contribute to future earnings at KMI.

•

KMI entered into a definitive agreement in January to sell Terasen Water and Utility Services and its affiliated businesses and the transaction is expected to close in the second quarter of 2006.

Kinder Morgan, Inc. is one of the largest energy transportation, storage and distribution companies in North America. It owns an interest in or operates approximately 43,000 miles of pipelines that transport primarily natural gas, crude oil, petroleum products and CO2; more than 150 terminals that store, transfer and handle products like gasoline and coal; and provides natural gas distribution service to over 1.1 million customers. KMI owns the general partner interest of Kinder Morgan Energy Partners, one of the largest publicly traded pipeline limited partnerships in the United States. Combined, the companies have an enterprise value of more than $35 billion. (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

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KMI – Q1 Earnings

Please join KMI at 4:30 p.m. Eastern Time on Wednesday, April 19, at www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

In this release, we present a measure of cash flow that differs from cash flow measures prepared under Generally Accepted Accounting Principles (GAAP). In this release, we have defined cash flow to be pre-tax income from continuing operations before depletion, depreciation and amortization excluding KMP (DD&A), less cash paid for income taxes excluding KMP and less sustaining capital expenditures excluding KMP. In each case, the amounts included in the calculation of these measures are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not a defined term under GAAP. Sustaining capital expenditures are defined as capital expenditures (determined in accordance with GAAP) which do not increase the capacity of an asset. We routinely calculate and communicate this measure to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that this measure is useful to investors because it provides investors with a quick, simple and reasonable estimate of our cash flow available for expansion projects, debt repayment, dividends and share repurchases.

We believe the most directly comparable cash flow measure computed under GAAP is “cash flows provided by continuing operations.” This GAAP measure differs from the cash flow measure used in this release in that (1) it is not reduced for sustaining capital expenditures, and (2) it is affected by a number of items that are not taken into account in the cash flow measure used in this release, including (i) adjustments for equity in earnings, (ii) distributions from equity investments, (iii) minority interests in income of consolidated subsidiaries, (iv) deferred purchased gas costs, (v) changes in gas in underground storage, (vi) changes in other working capital items, (vii) net gains or losses on sales of assets other than KMR sales, (viii) payment to terminate an interest rate swap, (ix) pension contributions in excess of expense, (x) hedge ineffectiveness, (xi) changes in rate stabilization accounts, and (xii) other, net. We have attached a reconciliation of cash flow to preliminary cash provided by continuing operations for actual results. Cash flow should be considered in conjunction with cash provided by continuing operations, as defined by GAAP.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

KINDER MORGAN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2006 (1)(2)	2005
Operating Revenues:
Natural Gas Sales	$2,394.7	$109.8
Transportation and Storage	819.7	207.4
Oil and Product Sales	174.4	1.6
Other	44.5	18.1
Total Operating Revenues	3,433.3	336.9

Operating Costs and Expenses:
Gas Purchases and Other Costs of Sales	2,257.6	112.6
Operations and Maintenance	301.9	40.1
General and Administrative	102.2	16.7
Depreciation, Depletion and Amortization	155.7	29.4
Taxes, Other Than Income Taxes	56.3	8.5
Total Operating Costs and Expenses	2,873.7	207.3

Operating Income	559.6	129.6

Other Income and (Expenses):
Equity in Earnings of Kinder Morgan Energy Partners (2)	-	154.0
Equity in Earnings of Other Equity Investments	33.0	3.3
Interest Expense, Net	(181.4)	(35.8)
Interest Expense - Deferrable Interest Debentures	(5.5)	(5.5)
Interest Expense - Capital Securities	(2.1)	-
Minority Interests	(90.1)	(11.7)
Other, Net	(17.7)	6.1
Total Other Income and (Expenses)	(263.8)	110.4

Income From Continuing Operations Before Income Taxes	295.8	240.0
Income Taxes	101.3	94.9
Income From Continuing Operations	194.5	145.1
Loss From Discontinued Operations, Net of Tax	(0.8)	(1.8)
Net Income	$193.7	$143.3

Basic Earnings (Loss) Per Common Share:
Income From Continuing Operations	$1.46	$1.18
Loss From Discontinued Operations	(0.01)	(0.02)
Total Basic Earnings Per Common Share	$1.45	$1.16

Number of Shares Used in Computing Basic Earnings Per Common Share	133.7	123.2

Diluted Earnings (Loss) Per Common Share:
Income From Continuing Operations	$1.44	$1.17
Loss From Discontinued Operations	(0.01)	(0.02)
Total Diluted Earnings Per Common Share	$1.43	$1.15

Number of Shares Used in Computing Diluted
Earnings Per Common Share	135.0	124.4

Dividends Per Common Share	$0.8750	$0.7000

__________________________

(1)

Operating results for 2006 include the results of Terasen Inc., which we acquired on November 30, 2005. Further information regarding this acquisition is available in our 2005 Form 10-K.

(2)

Due to our adoption of EITF 04-5, beginning with the first quarter of 2006, the accounts and balances of Kinder Morgan Energy Partners are included in our consolidated results and we no longer apply the equity method of accounting to our investment in Kinder Morgan Energy Partners. Further information regarding our adoption of EITF 04-5 is available in our 2005 Form 10-K.

KINDER MORGAN, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2006 (1)(2)	2006 (3)	2005
		(Pro Forma)	(As Reported)
Equity in Earnings of Kinder Morgan Energy Partners (2)	$-	$173.7	$164.3
Segment Earnings: (4)
NGPL	127.0	127.0	114.2
Terasen Gas	115.7	115.7	-
Kinder Morgan Canada	28.2	28.2	-
Kinder Morgan Retail	28.0	28.0	33.1
Power	5.6	5.6	4.4
Products Pipelines - KMP	104.8	-	-
Natural Gas Pipelines - KMP	127.5	-	-
CO2 - KMP	81.9	-	-
Terminals - KMP	72.7	-	-
	691.4	478.2	316.0
General and Administrative Expenses	(102.2)	(41.4)	(16.7)
Interest Expense, Net	(181.4)	(105.1)	(35.8)
Interest Expense - Deferrable Interest Debentures	(5.5)	(5.5)	(5.5)
Interest Expense - Capital Securities	(2.1)	(2.1)	-
Minority Interests	(90.1)	(14.7)	(15.0)
Other, Net	2.5	3.2	3.9
Income From Continuing Operations Before Income Taxes and Certain Items	312.6	312.6	246.9
Income Taxes Excluding Certain Items and Income Taxes Allocated to KMP Segments	104.0	104.0	98.6
Income From Continuing Operations Before Certain Items	208.6	208.6	148.3
Certain Items, Net of Tax:
Mark-to-market Interest Rate Swaps	(14.1)	(14.1)	-
Certain Items of KMP	-	-	(3.2)
Income From Continuing Operations	$194.5	$194.5	$145.1

Diluted Earnings Per Share From Continuing Operations Before Certain Items	$1.54	$1.54	$1.19
Certain Items:
Mark-to-market Interest Rate Swaps	(0.10)	(0.10)	-
Certain Items of KMP	-	-	(0.02)
Diluted Earnings Per Share From Continuing Operations	$1.44	$1.44	$1.17

__________________________

(1)

Operating results for 2006 include the results of Terasen Inc., which we acquired on November 30, 2005. Further information regarding this acquisition is available in our 2005 Form 10-K.

(2)

Due to our adoption of EITF 04-5, beginning with the first quarter of 2006, the accounts and balances of Kinder Morgan Energy Partners are included in our consolidated results and we no longer apply the equity method of accounting to our investment in Kinder Morgan Energy Partners. Further information regarding our adoption of EITF 04-5 is available in our 2005 Form 10-K.

(3)

The unaudited 2006 pro forma supplemental information presented above is a non-GAAP presentation of our operating results as if EITF 04-5 had not taken effect for the first quarter of 2006 and is comparable to our 2006 budget information as presented on our website and our 2005 as reported results. The differences between this column and 2006 results relate entirely to the consolidation of Kinder Morgan Energy Partners and there is no impact to income from continuing operations.

(4)

Operating income before corporate costs plus earnings from equity method investments plus gains and losses on incidental sales of assets. For the business segments that are also segments of Kinder Morgan Energy Partners, also includes interest income, other, net and income taxes allocated to the segments.

KMI Earnings Attributable to KMP Before Certain Items

	Three Months Ended March 31,
	2006	2005

General Partner Interest, Including
Minority Interest in the OLPs	$132.9	$114.8
Limited Partner Units (KMP)	9.6	13.0
Limited Partner i-units (KMR)	31.2	36.5
	173.7	164.3
Pre-tax Minority Interest in KMR (1)	(26.0)	(26.7)
Pre-tax KMI Earnings Attributable
to KMP Before Certain Items	$147.7	$137.6

	Three Months Ended March 31,
	2006	2005
	(Units and Shares in Millions)
Average KMP Units Owned by KMI	19.7	19.7
KMP Earnings per Unit Before Certain Items	$0.53	$0.67
Average KMR Shares Owned by KMI	9.7	14.7
Average Total KMR Shares Outstanding	58.4	54.6

__________________________

(1)

Minority interest, net of tax, as reported in supplemental information was $16.6 and $17.0 for the three months ended March 31, 2006 and 2005, respectively.

Volume Highlights   (1)

	Three Months Ended March 31,
	2006	2005
NGPL (2)
Systems Throughput (Trillion Btus)	434.0	444.9
Terasen Gas (3)
Systems Throughput (Trillion Btus)	68.0	71.0
Kinder Morgan Canada (3)(4)
Total Delivery Volumes (MMBbl)	41.7	30.2
Kinder Morgan Retail (5)
Systems Throughput (Trillion Btus)	15.7	15.8

Btus = British thermal units

MMBbl = Millions of barrels

__________________________

(1)

Volume information of business segments that are also segments of Kinder Morgan Energy Partners is available in Kinder Morgan Energy Partners' press release reporting its first quarter 2006 earnings.

(2)

Excludes volumes transported by NGPL for Kinder Morgan Texas and Kinder Morgan Tejas intrastate pipelines, which are owned by Kinder Morgan Energy Partners.

(3)

Acquired in the November 2005 acquisition of Terasen. 2005 volumes are for comparative purposes only.

(4)

Includes Trans Mountain Pipeline and Express System.

(5)

Excludes transport volumes of intrastate pipelines.

KINDER MORGAN, INC. AND SUBSIDIARIES
PRELIMINARY SUMMARIZED BALANCE SHEET INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	March 31, 2006 (1)	March 31, 2006 (2)	December 31, 2005
Assets:		(Pro Forma)	(As Reported)
Cash and Cash Equivalents	$185	$153	$117
Other Current Assets	1,936	933	1,187
Investments	1,087	2,841	2,853
Goodwill	3,572	2,773	2,781
Property, Plant and Equipment, Net	18,736	9,525	9,546
Other Assets	1,446	909	968
Total Assets	$26,962	$17,134	$17,452

Liabilities and Stockholders' Equity:
Notes Payable and Current Maturities of Long-term Debt	$1,633	$572	$958
Other Current Liabilities	2,253	777	986
Other Liabilities and Deferred Credits	4,886	3,680	3,608
Long-term Debt:
Outstanding Notes and Debentures	11,165	6,520	6,287
Deferrable Interest Debentures Issued to Subsidiary Trusts	284	284	284
Capital Securities	107	107	107
Value of Interest Rate Swaps	(23)	(33)	51
	11,533	6,878	6,729
Minority Interests in Equity of Subsidiaries	2,688	1,258	1,247
Stockholders' Equity:
Accumulated Other Comprehensive Loss	(144)	(144)	(127)
Other Stockholders' Equity	4,113	4,113	4,051
Total Stockholders' Equity	3,969	3,969	3,924
Total Liabilities and Stockholders' Equity	$26,962	$17,134	$17,452

Net Debt (3)	$12,613	$6,939	$7,128
Total Capital (4)	$19,805	$12,701	$12,817
Ratio of Net Debt to Total Capital	63.7%	54.6%	55.6%

__________________________

(1)

Due to our adoption of EITF 04-5, beginning with the first quarter of 2006, the accounts and balances of Kinder Morgan Energy Partners are included in our consolidated balance sheet and we no longer apply the equity method of accounting to our investment in Kinder Morgan Energy Partners.

(2)

The unaudited 2006 pro forma balance sheet information presented above is a non-gaap presentation of our balance sheet information as if EITF 04-5 had not taken effect for the first quarter of 2006 and is comparable to our December 31, 2005 as reported balance sheet information.

(3)

Notes payable and current maturities of long-term debt plus outstanding notes and debentures, less cash and cash equivalents.

(4)

Net debt plus deferrable interest debentures issued to subsidiary trusts plus capital securities plus minority interests in equity of subsidiaries plus stockholders' equity less accumulated other comprehensive loss.

KINDER MORGAN, INC. AND SUBSIDIARIES

RECONCILIATION OF PRELIMINARY CASH FLOW (UNAUDITED)

(DOLLARS IN MILLIONS)

	Three Months Ended March 31,
	2006	2005
Simplified Calculation of Cash Flow Per Press Release
Income From Continuing Operations Before Income Taxes and Certain Items, Pro Forma	$312.6	$246.9
Add: Depreciation, Depletion and Amortization, Excluding KMP	62.9	29.4
Less: Sustaining Capital Expenditures, Excluding KMP	(36.8)	(11.4)
Less: Cash Paid for Income Taxes, Excluding KMP	(69.4)	(7.1)
Simplified Calculation of Cash Flow Per Press Release	$269.3	$257.8

Reconciliation of Simplified Calculation to Preliminary Statement of Cash Flow
Simplified Calculation of Cash Flow Per Press Release	$269.3	$257.8
Add Back: Sustaining Capital Expenditures, Excluding KMP	36.8	11.4
	306.1	269.2
Other Adjustments (1)	133.5	(236.4)
Net Cash Flows Provided by Continuing Operations	$439.6 (2)	$32.8

__________________________

(1)

Adjustments for equity in earnings, distributions from equity investments, minority interests in income of consolidated subsidiaries, deferred purchased gas costs, changes in gas in underground storage, changes in other working capital items, loss on interest rate swaps, changes in rate stabilization accounts, gains and losses on sales of assets, pension contributions in excess of expense, depreciation, depletion and amortization of KMP, and other, net.

(2)

Preliminary estimate. Final statement of cash flows will be provided on Form 10-Q.